EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-11307, 333-11277, 333-47581, 333-55823 and 333-75611) and the Registration Statement on Form S-3 (No. 333-118585) of RemedyTemp, Inc. of our report dated December 15, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Orange County, California
December 16, 2005